EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
NOVEMBER 23, 2015		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
ANNOUNCES FOURTH QUARTER DIVIDEND

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI) a $1.3 billion community bank holding company with two bank subsidiaries announced today that it will pay a fourth quarter cash dividend of $0.15 per share on its common stock.  At its regularly scheduled November meeting, the board of directors declared a $0.15 per share dividend to common shareholders of record on December 15, 2015.  The cash dividend will be paid to shareholders on December 31, 2015.

Earlier this month Premier announced its financial results for the third quarter of 2015.  Premier realized net income of $3,325,000 (40 cents per diluted share) during the quarter ended September 30, 2015, a 5.5% increase from the $3,151,000 of net income reported for the third quarter of 2014.  The increase in income in the third quarter of 2015 is largely due to an increase in interest income, a decrease in interest expense and a decrease in the provision for loan losses, all of which more than offset an increase in net operating expenses.  On a diluted per share basis, Premier earned $0.40 during the third quarter of 2015 compared to $0.34 per share earned during the third quarter of 2014.

Certain Statements contained in this news release, including without limitation, statements including the word “believes,” “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements.  Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release.  Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.  Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.